UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	July 18, 2016

TWO RIVERS WATER & FARMING COMPANY
(Exact name of registrant as specified in charter)
Colorado
(State or other jurisdiction of incorporation)
000-51139	13-4228144
(Commission File Number)	(IRS Employee Identification No.)

2000 South Colorado Blvd., Tower 1 Suite 3100, Denver, Colorado	80222
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(303) 222-1000
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

/__/ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

/__/Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

/__/Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

/__/Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 7–REGULATION FD DISCLOSURE

ITEM 7.01  Regulation FD Disclosure

Investor Email Update

The information in this Item 7.01 of this Current Report is furnished pursuant to Item 7.01 and shall not be deemed "filed" for any purpose, including for the purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that Section. The information in this Current Report on Form 8-K shall not be deemed incorporated by reference into any filing under the Securities Act or the Exchange Act regardless of any general incorporation language in such filing.

GrowCo, Inc. (“GrowCo”), a majority owned subsidiary of Two Rivers Water & Farming Company (“Two Rivers”, OTCQB: TURV) and Dionisio Farms & Produce, Inc. (“DFP”, a wholly owned subsidiary of Two Rivers), announced on July 18, 2016 through an investor email update the progress of its second greenhouse (“GCP 2”) construction and the status of DFP’s crops.  Below is the text content of the investor update.

All farm crops are coming along nicely, including hemp.  Two Rivers has begun shipping cabbage, which is one of their largest revenue producing crops.  Pumpkins are also one of the largest revenue generating crops, pictured below in the upper left.  Conventional farm crops generate an average of $4,500 in revenue with gross margins of 15% an acre for Two Rivers farmers.

GCP 2 greenhouse will have all concrete floors throughout, to increase efficiency, as compared to one bay laid with concrete in GCP 1.  The water recovery and heating systems are being laid in place prior to the final concrete pour, which is expected this week.  Each GrowCo greenhouse are projected to generate an average of $10,000,000 in revenue with gross margins of 65% for licensed marijuana growers.

Two Rivers will own 100% of the common equity, which equals 50% of the total equity, in all GrowCo facilities prior to GrowCo going public.  GrowCo receives revenues only from leasing its facilities and does not participate in the equity, revenues or profits of any licensed entities.  Fully diluted, Two Rivers is expected to own approximately 40% of GrowCo pre-IPO, which is expected sometime in late 2017 or early 2018.

To sign up for GrowCo email updates please visit http://www.trgrowco.com/.

SIGNATURE

     Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

TWO RIVERS WATER & FARMING COMPANY (Registrant)
Dated: July 18, 2016	By: /s/ Wayne Harding Wayne Harding, Chief Executive Officer